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                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Joint Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of American International Group, Inc. of our report dated November 7, 1997 which appears on page F-2 of SunAmerica Inc.'s Annual Report on Form 10-K for the year ended September 30, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page S-2 of such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Joint Proxy Statement/Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Consolidated Financial Data".

PricewaterhouseCoopers LLP
Los Angeles, California
October 6, 1998